EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AtheroGenics Provides Update on AGI-1067 Clinical Program

ATLANTA, GA - January 3, 2005 - AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today provided an update on its AGI-1067 clinical program for the treatment of atherosclerosis in patients with coronary artery disease. The drug is currently being tested in a pivotal Phase III clinical trial, called ARISE, at leading cardiovascular research centers throughout the United States, Canada, the United Kingdom and South Africa.

AtheroGenics has submitted to the U.S. Food and Drug Administration (FDA) proposed amendments to the ARISE clinical trial protocol designed to enhance the trial as well as to accelerate the current pace of the trial. Subject to approval by the FDA in a manner that would not adversely affect the Special Protocol Assessment for AGI-1067, AtheroGenics intends to increase patient enrollment in ARISE to a target of 6,000 patients from the current target of 4,000 patients, thus providing an estimated fifty percent increase to 10,000 patient-years of exposure during the course of the trial. At the current rate of enrollment, the company estimates that the trial would achieve full patient enrollment by mid-2005. Given the increased size and longer duration of the trial, the Company has also proposed to eliminate the minimum 12 month follow-up period for subjects.

In addition, AtheroGenics has proposed a decrease in the target number of clinical events from 1,160 to approximately 1,000. This revised target number will continue to yield greater than 95 percent statistical power to detect a 20 percent difference in clinical events between the study arms. AtheroGenics expects that, with the above changes, the trial should be completed by the end of the first quarter of 2006. AtheroGenics plans to file a New Drug Application (NDA) with the FDA as soon as possible after the trial is completed and results are analyzed.

"We believe that these proposed changes will greatly enhance the overall quality of the ARISE Study by increasing the size and power of the safety database" said Rob Scott, M.D., Senior Vice President of Clinical Development and Regulatory Affairs and Chief Medical Officer at AtheroGenics. "In addition, the statistical power of the efficacy database of 1,000 events remains superior when compared to other contemporary studies sponsored by the largest pharmaceutical companies."

Regarding partnership activities, AtheroGenics' plan continues to be to enter into a strategic partnership with a major pharmaceutical company to complete the development and commercialization of AGI-1067.  Consistent with previous statements, the Company's strategy remains focused on the quality and not the timing of a partnership. As part of this process, AtheroGenics is reviewing with prospective partners the previously announced results of the CART-2 clinical trial and the progress in the ARISE clinical trial.  Additionally, a complete publication of the results of the CART-2 study, including a full analysis of efficacy and safety data, is expected later this year.

AtheroGenics Provides Update on AGI-1067 Clinical Program January 3, 2005 Page 2

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma. The Company has two drug development programs currently in the clinic. AtheroGenics’ lead compound, AGI-1067, is being evaluated in the pivotal Phase III clinical trial called ARISE, as an oral therapy for the treatment of atherosclerosis. AGI-1096 is a novel, oral agent in Phase I that is being developed for the prevention of organ transplant rejection in collaboration with Fujisawa. AtheroGenics also has preclinical programs in rheumatoid arthritis and asthma using its novel vascular protectant® technology. For more information about AtheroGenics, please visit www.atherogenics.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future, including, without limitation, the statements regarding proposed changes to the ARISE clinical trial, the expected full patient enrollment and completion of the ARISE trial, the timing of any NDA filing with the FDA, our ability to negotiate a strategic partnership for AGI-1067, the timing of the publication of the results of the CART-2 trial, and all other statements that are not purely historical, are deemed to be forward-looking statements. Words such as "believes," "intends," "anticipates," "plans," "expects," "projects," "estimates," "will" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain important factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements, including, without limitation, regulatory approval of the changes to the ARISE protocol, a lack of efficacy of AGI-1067, unexpected side effects, increased costs, our dependence on third parties, our ability to negotiate a strategic partnership for AGI-1067 on favorable terms, or at all, regulatory compliance, regulatory changes, the availability of future financing and the other risks discussed in our Annual Report on Form 10-K for fiscal 2003 and our Quarterly Report on Form 10-Q for the third quarter of 2004, which are on file with the Securities and Exchange Commission and which we incorporate by reference in this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

AtheroGenics, Inc.	Investor Relations	Media Relations
Mark P. Colonnese	Lilian Stern	Katie Brazel
Chief Financial Officer	Stern Investor Relations, Inc.	Fleishman Hillard Inc.
678-336-2511	212-362-1200	404-739-0150
investor@atherogenics.com	lilian@sternir.com	brazelk@fleishman.com